Exhibit 10.8

UNITED COMMUNITY BANKS, INC.
CHANGE IN CONTROL SEVERANCE AGREEMENT

THIS AGREEMENT (this “Agreement”), is made and entered into as of this ________ day of ________________ 20__, by and between UNITED COMMUNITY BANKS, INC., a Georgia corporation (the “Company”), and ______________________ (“Executive”).

WHEREAS, Executive is a key employee of the Company and an integral part of the Company’s management;

WHEREAS, the Company desires to assure both itself and its key employees of continuity of management and objective judgment in the event of any Change in Control of the Company, and to induce its key employees to remain employed by the Company; and

WHEREAS, the Company desires to provide certain compensation and benefits to Executive in the event of the termination of his employment under certain circumstances;

NOW, THEREFORE, the parties hereby agree as follows:

1.             TERM OF AGREEMENT. This Agreement shall commence on the date hereof and shall terminate on the later of (i) Executive’s termination of employment without entitlement to any benefits hereunder and (ii) six (6) months after Executive’s termination of employment if there has been no Change in Control by that time; provided, however, this Agreement may be terminated by mutual written agreement of Executive and the Company. This Agreement shall not be considered an employment agreement and in no way guarantees Executive the right to continue in the employment of the Company. Executive’s employment is considered employment at will, subject to Executive’s right to receive payments and benefits upon certain terminations of employment as provided below.

2.             DEFINITIONS. For purposes of this Agreement, the following terms shall have the meanings specified below:

2.1           “Affiliate.” Any entity that is part of a controlled group of corporations or is under common control with the Company within the meaning of Sections 1563(a), 414(b) or 414(c) of the Code, except that, in making any such determination, fifty percent (50%) shall be substituted for eighty percent (80%) under such Code sections.

2.2           “Base Salary.” Executive’s annual salary in effect on his Date of Termination or, if greater, Executive’s highest rate of annual salary in effect during the six (6) month period prior to his Date of Termination.

2.3           “Board” or “Board of Directors.” The Board of Directors of the Company, or its successor.

2.4           “Cause.” The involuntary termination of Executive by the Company for the following reasons shall constitute a termination for Cause:

(a)           If termination shall have been the result of an act or acts by Executive which have been found in an applicable court of law to constitute a felony (other than traffic-related offenses);

(b)           If termination shall have been the result of an act or acts by Executive which are in the good faith judgment of the Board determined to be in violation of law or of policies of the

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Company and which result in demonstrably material injury to the Company;

(c)           If termination shall have been the result of an act or acts of proven or undenied dishonesty by Executive resulting or intended to result directly or indirectly in significant gain or personal enrichment to Executive at the expense of the Company; or

(d)           Upon the willful and continued failure by Executive substantially to perform his duties with the Company (other than any such failure resulting from incapacity due to mental or physical illness whether or not constituting a Disability) for a period of thirty (30) days after a demand in writing for substantial performance is delivered by the Board or President, which demand specifically identifies the manner in which the Board or President believes that Executive has not substantially performed his duties, and such failure results in demonstrably material injury to the Company.

With respect to clauses (b), (c) or (d) above of this Section 2.4, Executive shall not be deemed to have been involuntarily terminated for Cause unless and until there shall have been delivered to him a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters (3/4) of the entire membership of the Board at a meeting of the Board, finding that, in the good faith opinion of the Board, Executive was guilty of conduct set forth above in clauses (b), (c) or (d) and specifying the particulars thereof in detail. For purposes of this Agreement, no act or failure to act by Executive shall be deemed to be “willful” unless done or omitted to be done by Executive not in good faith and without reasonable belief that Executive’s action or omission was in the best interests of the Company.

2.5           “Change in Control.” A Change in Control of the Company means any one of the following events:

(a)           The acquisition (other than from the Company) during the twelve (12) month period ending on the date of the most recent acquisition by any Person of Beneficial Ownership of thirty percent (30%) or more of the combined voting power of the Company’s then outstanding voting securities; provided, however, that for purposes of this definition, Person shall not include any person who as of the date hereof owned ten percent (10%) or more of the Company’s outstanding securities, and a Change in Control shall not be deemed to occur solely because thirty percent (30%) or more of the combined voting power of the Company’s then outstanding securities is acquired by (i) a trustee or other fiduciary holding securities under one (1) or more employee benefit plans maintained by the Company or any of its subsidiaries, or (ii) any corporation, which, immediately prior to such acquisition, is owned directly or indirectly by the shareholders of the Company in the same proportion as their ownership of stock in the Company immediately prior to such acquisition.

(b)           Approval by shareholders of the Company of (1) a merger or consolidation involving the Company if the shareholders of the Company, immediately before such merger or consolidation do not, as a result of such merger or consolidation, own, directly or indirectly, more than fifty percent (50%) of the combined voting power of the then outstanding voting securities of the corporation resulting from such merger or consolidation in substantially the same proportion as their ownership of the combined voting power of the voting securities of the Company outstanding immediately before such merger or consolidation (and provided no person acquires Beneficial Ownership of the Company’s then outstanding voting securities as described in (a) above), or (2) a complete liquidation or dissolution of the Company or an agreement for the sale or other disposition of all or substantially all of the assets of the Company.

(c)           A change in the composition of the Board during any twelve (12) month period such that the individuals who, as of the date hereof, constitute the Board (such Board shall be hereinafter referred to as the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board;

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provided, however, for purposes of this definition that any individual who becomes a member of the Board subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of those individuals who are members of the Board and who were also members of the Incumbent Board (or deemed to be such pursuant to this proviso) shall be considered as though such individual were a member of the Incumbent Board; but, provided, further, that any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Securities Exchange Act of 1934, including any successor to such Rule), or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board, shall not be so considered as a member of the Incumbent Board.

Notwithstanding the foregoing, a Change in Control shall only be deemed to have occurred if the Change in Control otherwise constitutes a change in the ownership or effective control of the Company, or a change in the ownership of a substantial portion of the assets of the Company, within the meaning of Section 409A of the Code and the regulations and rulings thereunder (“Section 409A”).

2.6           “CIC Severance Period.” A period equal to thirty-six (36) months following (i) the date of the Change in Control if Executive’s employment is terminated within six (6) months prior to the Change in Control or (ii) Executive’s Date of Termination if Executive’s employment is terminated on or within eighteen (18) months following the date of the Change in Control.

2.7           “Code.” The Internal Revenue Code of 1986, as it may be amended from time to time.

2.8           “Company.” United Community Banks, Inc., a Georgia corporation, or any successor to its business and/or assets, and all of its and their respective Affiliates.

2.9           “Company’s Business.” The business of operating a commercial or retail bank, savings association, mutual thrift, credit union, trust company, securities brokerage or insurance agency.

2.10         “Customers.” All Persons (i) provided products or services by the Company with whom Executive had material contact during the last two (2) years of Executive’s employment, or (ii) whose dealings with the Company were coordinated or supervised, in whole or in part, by Executive.

2.11         “Date of Termination.” The date specified in the Notice of Termination (which, unless otherwise required by this Agreement, may be immediate) on which Executive’s employment with the Company is to cease. In the case of termination by Executive for Good Reason, the Date of Termination shall not be less than thirty (30) days nor more than sixty (60) days from the date the notice of termination is given. For purposes of this Agreement, termination of employment shall mean a “separation from service” within the meaning of Section 409A where it is reasonably anticipated that no further services will be performed after such date or that the level of bona fide services Executive will perform after that date (whether as an employee or an independent contractor) will permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed over the immediately preceding thirty-six (36) month period (or, if lesser, Executive’s period of service).

2.12         “Disability.” Disability shall have the meaning ascribed to such term in the Company’s long-term disability plan covering Executive, or in the absence of such plan or Executive’s participation therein, a meaning consistent with Section 22(e)(3) of the Code.

2.13         “Good Reason.” A Good Reason for termination by Executive of Executive’s employment shall mean the occurrence (without Executive’s express written consent) during the six (6) month period prior to, or within the eighteen (18) month period following, the date of a Change in

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Control of any one of the following acts by the Company, or failures by the Company to act, unless, in the case of any act or failure to act described in paragraphs (a), (c), or (d) below, such act or failure to act is corrected prior to the Date of Termination specified in the Notice of Termination given in respect thereof:

(a)           the substantial adverse change in Executive’s responsibilities at the Company from those in effect immediately prior to the Measurement Date;

(b)           the required relocation of Executive to a location outside of the market area of the Company on the Measurement Date;

(c)           a material reduction from those in effect on the Measurement Date in the levels of coverage of Executive under the Company’s director and officer liability insurance policy or indemnification commitments; or

(d)           after the Measurement Date, a reduction in Executive’s Base Salary, a reduction in his incentive compensation or the failure by the Company to continue to provide Executive with benefits substantially similar to those enjoyed by Executive under any of the Company’s pension, deferred compensation, life insurance, medical, health and accident or disability plans in which Executive was participating at the Measurement Date, the taking of any action by the Company which would directly or indirectly reduce any of such benefits or deprive Executive of any material fringe benefit enjoyed by Executive at the Measurement Date.

Executive’s right to terminate Executive’s employment for Good Reason shall not be affected by Executive’s incapacity due to physical or mental illness, except for a Disability. Executive’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder.

2.14           “Measurement Date.” The date six (6) months prior to the date of a Change in Control.

2.15           “Notice of Termination.” A written notice from one party to the other party specifying the Date of Termination and which sets forth in reasonable detail the facts and circumstances relating to the basis for termination of Executive’s employment.

2.16           “Person.” Any individual, corporation, bank, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or other entity.

3.           SCOPE OF AGREEMENT. This Agreement provides for the payment of compensation and benefits to Executive in the event in connection with a Change in Control his employment is involuntarily terminated by the Company without Cause or if Executive terminates his employment for Good Reason. If Executive is terminated by the Company for Cause, dies, incurs a Disability or voluntarily terminates employment (other than for Good Reason), this Agreement shall terminate, and Executive shall be entitled to no payments of compensation or benefits pursuant to the terms of this Agreement; provided that in such event, Executive will be entitled to whatever benefits are payable pursuant to the terms of any health, life insurance, disability, welfare, retirement, deferred compensation, or other plan or program maintained by the Company, in which Executive participates, in accordance with the terms of such plans and programs.

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4.           BENEFITS UPON TERMINATION IN CONNECTION WITH A CHANGE IN CONTROL. If a Change in Control occurs during the term of this Agreement and Executive’s employment is terminated within six (6) months prior to or eighteen (18) months following the date of the Change in Control, and if such termination is an involuntary termination by the Company without Cause (and does not arise as a result of Executive’s death or Disability) or a termination by Executive for Good Reason, Executive shall be entitled to the following compensation:

4.1           Base Salary. Executive shall continue to receive his Base Salary (subject to withholding of all applicable taxes) for the CIC Severance Period in accordance with the Company’s normal payroll practices (but no less frequently than monthly) beginning on (i) the date of the Change in Control if Executive’s employment is terminated within six (6) months prior to the Change in Control or (ii) Executive’s Date of Termination if Executive’s employment is terminated on or within eighteen (18) months following the date of the Change in Control.

4.2           Annual Bonus. Executive shall be entitled to bonus payments from the Company as follows:

(a)           Notwithstanding any terms of any applicable plan to the contrary, for the fiscal year that ended immediately prior to Executive’s Date of Termination, but for which no annual bonus payments have been paid as of his Date of Termination, Executive shall receive a bonus calculated using the actual results for all performance criteria for such fiscal year. Such amount shall be paid (subject to withholding of all applicable taxes) on (i) the date of the Change in Control if Executive’s employment is terminated within six (6) months prior to the Change in Control or (ii) Executive’s Date of Termination if Executive’s employment is terminated on or within eighteen (18) months following the date of the Change in Control.

(b)           For the fiscal year during which Executive’s Date of Termination occurs after June 30th of such fiscal year, Executive shall receive a prorated bonus (based on the number of days that he was employed during such fiscal year), calculated as if Executive’s target award level (including any personal performance component) under the Company’s annual incentive plan had been achieved for such year. Such amount shall be paid (subject to withholding of all applicable taxes) on (i) the date of the Change in Control if Executive’s employment is terminated within six (6) months prior to the Change in Control or (ii) Executive’s Date of Termination if Executive’s employment is terminated on or within eighteen (18) months following the date of the Change in Control.

(c)           In addition to the bonus payment payable under subsection (a) or (b) above, if any, Executive shall be entitled to an additional bonus amount equal to the average of the bonuses paid to him with respect to the two (2) fiscal years in which annual bonuses were paid to Executive most recently preceding the year in which his Date of Termination occurs (counting the bonus, if any, payable under subsection (a) above), multiplied by three (3). If a bonus was not paid to Executive in any two (2) such prior years, for purposes of calculating Executive’s average bonus, an amount equal to Executive’s potential bonus for the fiscal year during which Executive’s Date of Termination occurs, calculated as if Executive’s target award level (including any personal performance criteria) under the Company’s annual incentive plan had been achieved for such year, shall be used for any missing year(s). Such bonus amount shall be paid (subject to withholding of all applicable taxes) in thirty-six (36) equal monthly payments beginning on (i) the date of the Change in Control if Executive’s employment is terminated within six (6) months prior to the Change in Control or (ii) Executive’s Date of Termination if Executive’s employment is terminated on or within eighteen (18) months following the date of the Change in Control.

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4.3           Health and Life Insurance Coverages.

(a)           The group health care (including any executive medical plan) and group term life insurance benefits coverages provided to Executive at his Date of Termination shall be continued on a monthly basis during the CIC Severance Period at the same level as for active executives and in the same manner as if his employment under this Agreement had not terminated, beginning on (1) the date of the Change in Control if Executive’s employment is terminated within six (6) months prior to the Change in Control or (2) Executive’s Date of Termination if Executive’s employment is terminated on or within eighteen (18) months following the date of the Change in Control. Any additional coverage Executive had at termination, including dependent coverage, will also be continued on a monthly basis for such period on the same terms, to the extent permitted by the applicable policies or contracts. Any costs Executive was paying for such coverages at the time of termination shall be paid by Executive by separate check payable to the Company each month in advance. Executive will be required to pay the full cost for such coverages by separate check payable to the Company each month in advance for all such coverage from Executive’s Date of Termination until the date of the Change in Control if Executive’s employment is terminated within six (6) months prior to the Change in Control. If the terms of any life insurance plan referred to in this Section 4.3, or the laws applicable to such plan, do not permit continued participation by Executive after Executive’s Date of Termination and for the full term contemplated herein, then the Company will arrange for other life insurance coverage(s) satisfactory to Executive at Company’s expense which provides substantially similar benefits or will pay Executive a lump sum amount equal to the cost of such coverage(s) for the CIC Severance Period within thirty (30) days following his Date of Termination.

If the terms of the health care plan referred to in this subsection (a) do not permit continued participation by Executive through the CIC Severance Period as required by this subsection or if the healthcare benefits to be provided to Executive and his dependents pursuant to this subsection (a) cannot be provided in a manner such that the benefit payments will be tax-free to Executive and his dependents, then the Company shall (i) pay to Executive within thirty (30) days after Executive’s Date of Termination a lump sum amount equal to the monthly rate for COBRA coverage at the date of Executive’s Date of Termination under the healthcare plan that is then being paid by former active employees for the level of coverage that applies to Executive and his dependents, minus the amount active employees are then paying for such coverage, multiplied by the number of months in the CIC Severance Period, and (ii) permit Executive and his dependents to elect to participate in the healthcare plan for the COBRA continuation period upon payment of the applicable rate for COBRA coverage during the COBRA continuation period.

(b)           For purposes of any individual executive life insurance policy (or policies) maintained by the Company for Executive, the Company shall continue to pay, on a monthly basis, the premiums for such policy or policies during the CIC Severance Period.

4.4           Retiree Medical Coverage. If Executive has satisfied the requirements for receiving Retiree Medical Coverage on his Date of Termination or would have satisfied such requirements prior to the last day of the CIC Severance Period had Executive’s employment not terminated, Executive (and his dependents) shall be covered by, and receive benefits under, the Company’s Retiree Medical Coverage program for executives at his level. Executive’s Retiree Medical Coverage shall commence on the date his group health care coverage terminates under Section 4.3 above, and shall continue for the life of Executive (and his dependents) (i.e., the coverage shall be vested and may not be terminated except as described below), subject only to such changes in the level of coverage that apply to executives at his level generally. Notwithstanding any provision of this Section 4.4, however, the Company expressly reserves the right to amend or terminate the Company’s Retiree Medical Coverage program to the extent set forth therein.

4.5           Profit Sharing Plan. Executive will be treated as if he continued to participate, consistent

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with past practices, for the CIC Severance Period in the Profit Sharing Plan (or any successor or replacement plan) as in effect as of his Date of Termination. The compensation payable to Executive under Sections 4.1 and 4.2(c) above shall be treated (unless otherwise excluded) as compensation under the applicable plan as if it were paid on a monthly basis. Executive will be entitled to receive an amount equal to the Company’s contributions to the Profit Sharing Plan (or any successor or replacement plan), assuming Executive had participated in such plan for the CIC Severance Period at the maximum permissible contributions level. The Company shall pay to Executive or, if applicable, his beneficiary, the amount equal to the Present Value on the Date of Termination (calculated as provided in the applicable plan) of the excess of (i) the benefit Executive would have been paid under such plan if he had continued to be covered for the CIC Severance Period (less any amounts Executive would have been required to contribute), over (ii) the benefit actually payable under such plan. The Company shall pay such additional amount in a lump sum within thirty (30) days of (1) the date of the Change in Control if Executive’s employment is terminated within six (6) months prior to the Change in Control or (2) Executive’s Date of Termination if Executive’s employment is terminated on or within eighteen (18) months following the date of the Change in Control.

4.6           Automobile, Club Dues. Executive shall be provided for the CIC Severance Period at the Company’s expense with an automobile or automobile allowance (and reimbursement of related automobile expenses) commensurate with the practice in effect for executives at the date of the Change in Control, and reimbursement of club dues and assessments in accordance with the practice in effect for executives at the date of the Change in Control. The amount of reimbursable expenses under this Section 4.6 for one (1) calendar year shall not affect the amount of reimbursable expenses in any other calendar year and the reimbursement payment shall be made no later than thirty (30) days following the calendar year during which the expense is incurred.

4.7           Section 409A Compliance. This Agreement shall at all times be operated in accordance with the requirements of Section 409A. The Company shall have authority to take action, or refrain from taking any action, with respect to any payments and benefits under this Agreement that is reasonably necessary to comply with Section 409A. Notwithstanding any of the provisions of this Agreement, it is intended that any payment which is provided pursuant to or in connection with this Agreement which is considered to be non-qualified deferred compensation subject to Section 409A shall be provided and paid in a manner, and at such time, as complies with the applicable requirements of Section 409A to avoid the unfavorable tax consequences provided therein for non-compliance. For purposes of this Agreement, all rights to payments shall be treated as rights to receive a series of separate payments to the fullest extent permitted by Section 409A. If Executive is a key employee (as defined in Section 416(i) without regard to paragraph (5) thereof), and any of the Company’s stock is publicly traded on an established securities market or otherwise, then payment of any amount under this Agreement which is considered non-qualified deferred compensation subject to Section 409A shall be deferred for six (6) months after Executive’s Date of Termination or, if earlier, Executive’s death, as and to the extent required by Section 409A (the “409A Deferral Period”). In the event such payments are otherwise due to be made in installments or periodically during the 409A Deferral Period, the payments which would otherwise have been made in the 409A Deferral Period shall be accumulated and paid in a lump sum as soon as the 409A Deferral Period ends, and the balance of the payments shall be made as otherwise scheduled.

4.8           Other Benefits. Except as expressly provided herein, all other benefits provided to Executive as an active employee of the Company (e.g., long-term disability, AD&D, etc.), shall cease on his Date of Termination, provided that any conversion or extension rights applicable to such benefits shall be made available to Executive at his Date of Termination or when such coverages otherwise cease in accordance with the terms of the applicable plans or programs, including, with respect to any options, restricted stock units or other awards granted under any equity compensation plan, the terms of such plan and any applicable award agreement.

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5.             LIMITATION ON BENEFITS.

5.1          If any payment or distribution by the Company to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise pursuant to or by reason of any other agreement, policy, plan, program or arrangement, including without limitation any stock option, stock appreciation right, restricted stock unit or similar right, or the lapse or termination of any restriction on or the vesting or exercisability of any of the foregoing (a “Payment”), would be subject to the excise tax imposed by Section 4999 of the Code or to any similar tax imposed by state or local law, or any interest or penalties with respect to such tax (such tax or taxes, together with any such interest and penalties, being hereafter collectively referred to as the “Excise Tax”), then the benefits payable or provided under this Agreement (or other Payments as described above) shall be reduced (but not in excess of the amount of the benefits payable or provided under this Agreement) if, and only to the extent that, such reduction will allow Executive to receive a greater Net After Tax Amount than such Executive would receive absent such reduction.

5.2          The Accounting Firm (as defined below) will first determine the amount of any Parachute Payments (as defined below) that are payable to Executive. The Accounting Firm also will determine the Net After Tax Amount attributable to Executive’s total Parachute Payments.

5.3          The Accounting Firm will next determine the largest amount of payments that may be made to Executive without subjecting Executive to the Excise Tax (the “Capped Payments”). Thereafter, the Accounting Firm will determine the Net After Tax Amount attributable to the Capped Payments.

5.4          Executive then will receive the total Parachute Payments or the total Capped Payments, whichever provides Executive with the higher Net After Tax Amount; if reductions are necessary, then the total Payments will be adjusted by first reducing, on a pro rata basis, the amount of any cash benefits under this Agreement, then cash benefits under any other plan, agreement or arrangement, then any noncash payments under this Agreement and finally any noncash payments under any other plan agreement or arrangement. The Accounting Firm will notify Executive and the Company if it determines that the Parachute Payments must be reduced and will send Executive and the Company a copy of its detailed calculations supporting that determination.

5.5          Section 6 of this Agreement provides certain non-compete terms in which the Executive agrees to refrain from certain activities deemed harmful to the Company for a set period of time in exchange for the promises contained herein. If Executive is deemed eligible to receive benefits under Section 4 of this Agreement, the Company shall seek a valuation from the Accounting Firm to determine the value, if any, of the non-compete arrangement contained in Section 6.1 and such amount shall be allocated to the non-compete arrangement and be excluded from treatment as a Parachute Payment. For the avoidance of doubt, it is the intention of this Agreement that the value assigned to the non-compete contained in Section 6 by the Accounting Firm not be considered a Parachute Payment for purposes of this Section 5.

5.6          As a result of the uncertainty in the application of Sections 280G and 4999 of the Code at the time that the Accounting Firm makes its determinations under this Section 5, it is possible that Executive will have received Parachute Payments or Capped Payments in excess of the amount that should have been paid or distributed (“Overpayments”), or that additional Parachute Payments or Capped Payments should be paid or distributed to Executive (“Underpayments”). If the Accounting Firm determines, based on either the assertion of a deficiency by the Internal Revenue Service against the Company or Executive, which assertion the Accounting Firm believes has a high probability of success or controlling precedent or substantial authority, that an Overpayment has been made, that

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Overpayment may, at Executive’s discretion, be treated for all purposes as a loan ab initio that Executive must repay to the Company immediately together with interest at the applicable Federal rate under Section 7872 of the Code; provided, however, that no loan will be deemed to have been made and no amount will be payable by Executive to the Company unless, and then only to the extent that, the deemed loan and payment would either reduce the amount on which Executive is subject to tax under Section 4999 of the Code or generate a refund of tax imposed under Section 4999 of the Code and Executive will receive a greater Net After Tax Amount than such Executive would otherwise receive. If the Accounting Firm determines, based upon controlling precedent or substantial authority, that an Underpayment has occurred, the Accounting Firm will notify Executive and the Company of that determination and the amount of that Underpayment will be paid to Executive promptly by the Company after such determination.

5.7       For purposes of this Section 5, the following terms shall have their respective meanings:

 (a)           “Accounting Firm” means the independent accounting firm currently engaged by the Company, or a mutually agreed upon independent accounting firm if requested by Executive; and

 (b)           “Net After Tax Amount” means the amount of any Parachute Payments or Capped Payments, as applicable, net of taxes imposed under Sections 1, 3101 (b) and 4999 of the Code and any State or local income taxes applicable to Executive on the date of payment. The determination of the Net After Tax Amount shall be made using the highest combined effective rate imposed by the foregoing taxes on income of the same character as the Parachute Payments or Capped Payments, as applicable, in effect on the date of payment.

 (c)           “Parachute Payment” means a payment that is described in Section 280G(b)(2) of the Code, determined in accordance with Section 280G of the Code and the regulations promulgated or proposed thereunder.

5.8       The fees and expenses of the Accounting Firm for its services in connection with the determinations and calculations contemplated by the preceding subsections shall be borne by the Company.

5.9           The Company and Executive shall each provide the Accounting Firm access to and copies of any books, records and documents in the possession of the Company or Executive, as the case may be, reasonably requested by the Accounting Firm, and otherwise cooperate with the Accounting Firm in connection with the preparation and issuance of the determinations and calculations contemplated by the preceding subsections. Any determination by the Accounting Firm shall be binding upon the Company and Executive.

6.           CANCELLATION OF BENEFIT; RETURN OF PREVIOUS PAYMENTS.

  6.1            After Executive’s Date of Termination and until the expiration of the CIC Severance Period, if Executive is entitled to any payment or benefit under this Agreement, Executive will not directly or indirectly, individually, or on behalf of any Person (except on behalf of or with the prior written consent of the Company):

(a)            solicit, divert or appropriate or attempt to solicit, divert or appropriate, any business from any of the Company’s Customers, including prospective Customers actively sought by the Company, for purposes of providing products or services that are competitive with those provided by the Company;

(b)            solicit, recruit or hire away or attempt to solicit, recruit or hire away, any employee

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of the Company, whether or not such employment is pursuant to a written contract with the Company is at will; or

(c)            knowingly or intentionally damage or destroy the goodwill and esteem of the Company or the Company’s Business.

   6.2           Executive agrees that the restrictive covenants set forth in Section 6.1 of this Agreement are of the essence of this Agreement; that each of the covenants is reasonable and necessary to protect the business, interests and properties of the Company, and that irreparable loss and damage will be suffered by the Company should Executive breach any of such covenants. Therefore, if at any time after Executive’s Date of Termination and until the expiration of the CIC Severance Period, Executive violates the restrictive covenants set forth in Section 6.1, then notwithstanding any other provision in this Agreement to the contrary, (i) Executive shall immediately forfeit any payment that is or may become due under Section 4 and all such payments shall immediately terminate, and (ii) Executive shall immediately return to the Company the gross amount of any previous payments made to Executive pursuant to Section 4. In addition, Executive agrees and consents that the Company shall be entitled to a temporary restraining order and temporary and permanent injunctions to prevent a breach or contemplated breach of any of such covenants. The Company and Executive agree that all remedies shall be cumulative.

   6.3            If any term of this Section 6 shall be held to be illegal, invalid or unenforceable by a court of competent jurisdiction, the remaining terms shall remain in full force and effect. If any court of competent jurisdiction shall determine that the restrictions set forth in any provision of this Section 6 are overbroad or unreasonable as applied to Executive, the parties hereto acknowledge their mutual intention and agreement that those restrictions be enforced to the fullest extent the court deems reasonable, and this Agreement shall be modified to that extent.

7.             MISCELLANEOUS.

7.1           No Obligation to Mitigate. Executive shall not be required to mitigate the amount of any payment provided for under this Agreement by seeking other employment, nor shall the amount of any payment provided for under this Agreement be reduced by any compensation earned by Executive as a result of employment by another employer after the Date of Termination or otherwise.

7.2           Contract Non-Assignable. The parties acknowledge that this Agreement has been entered into due to, among other things, the special skills and knowledge of Executive, and agree that this Agreement may not be assigned or transferred by Executive.

7.3           Successors; Binding Agreement.

(a)           In addition to any obligations imposed by law upon any successor to the Company, the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company or that acquires a controlling stock interest in the Company to expressly assume and agree to perform this Agreement, in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such assumption and agreement prior to the effective date of such succession shall be a breach of this Agreement and shall entitle Executive to terminate his employment for Good Reason as described above.

(b)           This Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representative, executors, administrators, successors, heirs, distributees, devisees and legatees. If Executive shall die while any amount is still payable to Executive hereunder (other than

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amounts which, by their terms, terminate upon the death of Executive), all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the executors, personal representatives or administrators of Executive’s estate.

7.4           Notices. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered or seven (7) days after mailing if mailed first class, certified mail, postage prepaid, addressed as follows:

If to the Company:	United Community Banks, Inc.
Attention: Secretary
125 Highway 515 East
Blairsville, GA 30512

If to Executive:

Any party may change the address to which notices, requests, demands and other communications shall be delivered or mailed by giving notice thereof to the other party in the same manner provided herein.

7.5           Provisions Severable. If any provision or covenant, or any part thereof, of this Agreement should be held by any court to be invalid, illegal or unenforceable, either in whole or in part, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of the remaining provisions or covenants, or any part thereof, of this Agreement, all of which shall remain in full force and effect.

7.6           Waiver. Failure of either party to insist, in one or more instances, on performance by the other in strict accordance with the terms and conditions of this Agreement shall not be deemed a waiver or relinquishment of any right granted in this Agreement or the future performance of any such term or condition or of any other term or condition of this Agreement, unless such waiver is contained in a writing signed by the party making the waiver.

7.7           Amendments and Modifications. This Agreement may be amended or modified only by a writing signed by both parties hereto, which makes specific reference to this Agreement.

7.8           Governing Law. The validity and effect of this Agreement shall be governed by and be construed and enforced in accordance with the laws of the State of Georgia.

7.9           Disputes. All claims by Executive for compensation and benefits under this Agreement shall be in writing and shall be directed to and be determined by the Board. Any denial by the Board of a claim for benefits under this Agreement shall be provided in writing to Executive within thirty (30) days of such decision and shall set forth the specific reasons for the denial and the specific provisions of this Agreement relied upon. The Board shall afford a reasonable opportunity to Executive for a review of its decision denying a claim and shall further allow Executive to appeal in writing to the Board a decision of the Board within sixty (60) days after notification by the Board that Executive’s claim has been denied. To the extent permitted by applicable law, any further dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Atlanta, Georgia, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction.

7.10           Legal Fees. If, in connection with a Change in Control, Executive terminates his

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employment for Good Reason or if the Company involuntarily terminates Executive without Cause, then, in the event Executive incurs legal fees and other expenses in seeking to obtain or to enforce any rights or benefits provided by this Agreement and is successful, in whole or in part, in obtaining or enforcing any such rights or benefits through settlement, mediation, arbitration or otherwise, the Company shall pay Executive’s reasonable legal fees and expenses and related costs incurred in enforcing this Agreement including, without limitation, attorneys fees and expenses, experts fees and expenses, investigative fees, and travel expenses. The legal fees, expenses and related costs payable to Executive under this Section 6.9(b) shall be paid within sixty (60) days after such amounts are determined to be payable pursuant to this Section 6.9(b). Except to the extent provided in the preceding sentences, each party shall pay its own legal fees and other expenses associated with any dispute under this Agreement.

7.11           Indemnification. During the Term of this Agreement and after Executive’s termination, the Company shall indemnify Executive and hold Executive harmless from and against any claim, performance as an officer, director or employee of the Company or any of its subsidiaries or other affiliates or in any other capacity, including any fiduciary capacity, in which Executive serves at the Company’s request, in each case to the maximum extent permitted by law and under the Company’s Articles of Incorporation and By-Laws (the “Governing Documents”), provided that in no event shall the protection afforded to Executive hereunder be less than that afforded under the Governing Documents as in effect on the date of this Agreement except from changes mandated by law.

[Signature continued on next page]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

EXECUTIVE

By:
Name:

UNITED COMMUNITY BANKS, INC.

By:
Name:
Title: